Exhibit 23.3

[DATA AND CONSULTING SERVICES DIVISION OF SCHLUMBERGER

TECHNOLOGY CORPORATION LETTERHEAD]

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent oil and gas consultants, Data & Consulting Services Division of Schlumberger Technology Corporation hereby consents to the incorporation by reference in the Registration Statement on Form S-4 of Chesapeake Energy Corporation to be filed on or about November 26, 2008, of information from our reserve report dated February 22, 2008, entitled “Reserve and Economic Evaluation of Proved Reserves of Certain Chesapeake Energy Corporation Oil and Gas Properties as of 31 December 2007.” We also consent to the reference to us under the heading “Experts” in such Registration Statement.

DATA & CONSULTING SERVICES
DIVISION OF SCHLUMBERGER TECHNOLOGY CORPORATION

By:	/s/ CHARLES M. BOYER II, P.G., C.P.G., C.C.G.
Charles M. Boyer II, P.G., C.P.G., C.C.G.
Operations Manager, Pittsburgh Consulting Services

November 26, 2008